SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:
     Fidelity Guaranty Investment Corporation

Address of Principal Office:
     75 Maiden Lane, Suite 505, New York, NY 10038

Telephone Number:
     212-402-4218

Name and Address for Agent for service of Process:
     Wesley Bennett, 75 Maiden Lane, Suite 505, New York, NY 10038

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                               Yes [ ]     No [X]

Item 1:  EXACT NAME OF REGISTRANT
         Fidelity Guaranty Investment Corporation

Item 2:  INCORPORATION OF REGISTRANT
         New York; February 28, 2002

Item 3:  FORM OF ORGANIZATION
         Corporation

Item 4:  CLASSIFICATION OF REGISTRANT
         Face-Amount Certificate Company

Item 5:  IF REGISTRANT IS A MANAGEMENT COMPANY
         NOT APPLICABLE

Item 6:  NAME AND ADDRESS OF INVESTMENT ADVISER
         BlackLake Securities Corporation, 75 Maiden Lane, New York, NY 10038

Item 7:  DIRECTORS:  1) Wesley Bennett, 75 Maiden Lane, New York, NY 10038
                     2) Richard Hill, 161 Burkewood Road, Mount Vernon, NY 10552

         OFFICER: Wesley Bennett, 75 Maiden Lane, New York, NY 10038

Item 8:  UNICORPORATED INVESTMENT COMPANY
         NOT APPLICABLE

Item 9:  SHARE ISSUANCE
         (a) NO
         (b) NOT APPLICABLE
         (c) YES
         (d) NO
         (e) NOT APPLICABLE

Item 10: VALUE OF ASSETS
         $250,000

Item 11: SMALL BUSINESS INVESTMENT COMPANY
         NO

Item 12: PERIODIC REPORTS
          NOT APPLICABLE


                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York; state of New York; on the 30th day of April, 2002


            Fidelity Guaranty Investment Corporation

            BY /s/ Wesley Bennett
               ------------------
               Wesley Bennett
               President


Attest: /s/ Sidney G. Wigfall, Esq.
            Counsel
            Fidelity Guaranty Investment Corporation